As filed with the Securities and Exchange Commission on July 13, 2011

Registration Statement No.

United States Securities and Exchange Commission

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE ALLSTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	36-3871531
(State of Incorporation)	(I.R.S. Employer Identification
No.)

2775 Sanders Road, Northbrook, Illinois 60062

(Address and Zip Code of Principal Executive Office)

ALLSTATE 401(K) SAVINGS PLAN

(Full title of the Plan)

Mary J. McGinn, Senior Vice President, Secretary, and Deputy General Counsel
The Allstate Corporation
2775 Sanders Road, Suite A3, Northbrook, Illinois 60062
(847) 402-5000
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, par value $0.01 per share (1)	25,000,000 shares	$30.85	(3)	$771,250,000	(3)	$89,542.13	(3)

(1)   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)   The provisions of Rule 416 under the Securities Act of 1933 apply to this Registration Statement and the number of shares registered hereby shall automatically increase or decrease as the result of stock splits, stock dividends, reverse stock splits or similar transactions.

(3)   Calculated pursuant to Rule 457(h) based on the average of the high and low prices of Allstate common shares on July 7, 2011 as reported on the New York Stock Exchange consolidated reporting system.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:    Incorporation of Documents by Reference

The following documents filed by The Allstate Corporation (“Allstate”) and the Allstate 401(k) Savings Plan (the “Plan”) with the Securities and Exchange Commission (the “Commission”) are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

1.     Allstate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed February 24, 2011, and the portions of our Proxy Statement, filed April 1, 2011, for our 2011 Annual Meeting of Stockholders incorporated by reference into our Annual Report. (File No. 1-11840)

2.     The Plan’s Annual Report on Form 11-K for the year ended December 31, 2010, filed on June 24, 2011. (File No. 1-11840)

3.     Allstate’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed on April 27, 2011. (File No. 1-11840)

4.     Allstate’s Current Reports on Form 8-K filed April 12, April 19, May 18 (date of report: May 16, 2011; reporting under Items 3.03, 5.03, 5.05, 5.07, 8.01 and 9.01), and May 23, 2011. (File No. 1-11840)

5.     The description of Allstate’s common shares contained in Item 11 of Allstate’s Form 10/A filed May 14, 2001, as amended and restated in Item 8.01 of Allstate’s Current Report on Form 8-K, filed on May 18, 2007, and as further amended and restated in Item 8.01 of Allstate’s Current Report on Form 8-K, filed on May 16, 2011. (File No. 1-11840)

6.     From the date of filing of such documents, all documents filed by Allstate and the Plan with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

All documents that Allstate and the Plan subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than any information Allstate furnishes, rather than files, with the Commission pursuant to certain items of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference or deemed to be part of the Registration Statement modifies or replaces such statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the Registration Statement after the most recent effective date may modify or replace existing statements contained in the Registration Statement.  Any such statement so modified shall not be deemed in its unmodified form to constitute a part of the Registration Statement for purposes of the Securities Act of 1933.  Any statement so superseded shall not be deemed to constitute a part of the Registration Statement for purposes of the Securities Act of 1933.

Item 6:   Indemnification of Directors and Officers

Article IV of the bylaws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines, excise taxes or penalties assessed with respect to an employee benefit plan or trust, and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effective date of such Article IV; provided that payment of such claims had not been agreed to or denied by Allstate before such date.

Article Eighth of Allstate’s Amended and Restated Certificate of Incorporation provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

Allstate has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Allstate.

Allstate has entered into an indemnification agreement with each director, providing that Allstate will indemnify such director (and such director’s spouse), to the fullest extent permitted under Delaware law, if he or she is or was made a party, witness, or other participant in or is or was threatened to be made a party, witness, or other participant in any proceeding by reason of the fact that such person was or may be deemed a director of Allstate or was or may be deemed serving at the request of Allstate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liabilities, expenses (including those expenses incurred in relation to a successful defense of claims), judgments, fines, excise taxes or penalties assessed with respect to an employee benefit plan or trust, and amounts paid in settlement actually and reasonably incurred by them, provided that such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Allstate.  The indemnity shall not be deemed exclusive of any other rights to which such director may be entitled by law or under any articles of incorporation or by-law. The agreement requires Allstate to obtain and maintain an insurance policy or policies providing general director liability insurance.

Item 8:   Exhibits

The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

Allstate has submitted the Plan to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9:   Undertakings

Allstate and the Plan hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Allstate or the Plan pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Allstate and the Plan hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Allstate’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Allstate pursuant to the foregoing provisions, or otherwise, Allstate has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allstate of expenses incurred or paid by a director, officer or controlling person of Allstate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Allstate will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each director and/or officer of the Registrant whose signature appears below hereby appoints Don Civgin, Jennifer M. Hager, Michele C. Mayes, Mary J. McGinn, Samuel H. Pilch, and Thomas J. Wilson and each of them severally, as his or her attorney-in-fact in his or her name, place and stead, in any and all capacities stated below, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission. The Registrant also appoints Don Civgin, Jennifer M. Hager, Michele C. Mayes, Mary J. McGinn, Samuel H. Pilch, and Thomas J. Wilson and each of them severally, as its attorney-in-fact in its name, place and stead to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, Allstate certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Township of Northfield, County of Cook, State of Illinois, on July 12, 2011.

THE ALLSTATE CORPORATION

By:	/s/ MARY J. MCGINN
Name:	Mary J. McGinn
Title:	Senior Vice President, Secretary, and Deputy General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS J. WILSON	Chairman of the Board, President,	July 12, 2011
Thomas J. Wilson	and Chief Executive Officer
(Principal Executive Officer)

/s/ DON CIVGIN	Executive Vice President and Chief	July 12, 2011
Don Civgin	Financial Officer (Principal
Financial Officer)

/s/ SAMUEL H. PILCH	Senior Group Vice President and	July 12, 2011
Samuel H. Pilch	Controller (Principal Accounting
Officer)

/s/ F. DUANE ACKERMAN	Director	July 12, 2011
F. Duane Ackerman

/s/ ROBERT D. BEYER	Director	July 12, 2011
Robert D. Beyer

/s/ W. JAMES FARRELL	Director	July 12, 2011
W. James Farrell

/s/ JACK M. GREENBERG	Director	July 12, 2011
Jack M. Greenberg

/s/ RONALD T. LEMAY	Director	July 12, 2011
Ronald T. LeMay

/s/ ANDREA REDMOND	Director	July 12, 2011
Andrea Redmond

/s/ H. JOHN RILEY, JR.	Director	July 12, 2011
H. John Riley, Jr.

/s/ JOSHUA I. SMITH	Director	July 12, 2011
Joshua I. Smith

/s/ JUDITH A. SPRIESER	Director	July 12, 2011
Judith A. Sprieser

/s/ MARY ALICE TAYLOR	Director	July 12, 2011
Mary Alice Taylor

POWER OF ATTORNEY

The Plan hereby appoints Don Civgin, Jennifer M. Hager, Michele C. Mayes, Mary J. McGinn, Samuel H. Pilch, and Thomas J. Wilson and each of them severally, as its attorney-in-fact in its name, place and stead to sign any and all subsequent amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

SIGNATURES

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Northfield, County of Cook, State of Illinois, on July 12, 2011.

ALLSTATE 401(k) SAVINGS PLAN

By:	/s/ JOHN O’MALLEY
Name:	John O’Malley
Title:	Plan Administrator

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1

Amended and Restated Certificate of Incorporation of The Allstate Corporation, incorporated herein by reference to Exhibit 3(i) of The Allstate Corporation’s current report on Form 8-K filed on May 18, 2011. (File No. 1-11840)

4.2

Amended and Restated Bylaws of The Allstate Corporation, effective May 18, 2011, incorporated herein by reference to Exhibit 3(ii) of The Allstate Corporation’s current report on Form 8-K filed on May 18, 2011. (File No. 1-11840)

4.3	Allstate 401(k) Savings Plan, incorporated herein by reference to Exhibit 4.3 of Form S-8 filed on April 15, 2009. (File No. 333-158581)

4.4	First Amendment to the Allstate 401(k) Savings Plan

4.5	Second Amendment to the Allstate 401(k) Savings Plan

4.6	Third Amendment to the Allstate 401(k) Savings Plan

5	Undertaking Regarding Submission to Internal Revenue Service (included in Item 8)

15	Acknowledgment of Deloitte & Touche LLP regarding unaudited interim financial information

23	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included on signature page)